Exhibit 28(d)(x)

                         GAMCO GLOBAL SERIES FUNDS, INC.
                           EXPENSE DEFERRAL AGREEMENT

      THIS AGREEMENT dated as of November 18, 2009 is by and between GAMCO Global Series Funds, Inc. (the "Company"), on behalf of each series (the "Series") of the Company as set forth in Schedule A hereto and Gabelli Funds, LLC (the "Adviser").

      WHEREAS, the Adviser has been appointed the investment adviser of the Company pursuant to Investment Advisory Agreements between the Company and the Adviser relating to each class of each Series as set forth in Schedule A (the "Investment Advisory Agreement");

      NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

            1. Until further notice from the Adviser to the Company, the Adviser agrees, subject to Section 2 hereof, to (i) reduce the fees payable to it under the Investment Advisory Agreement and/or (ii) pay any operating expenses of each Series, to the extent necessary to limit the operating expenses of each Series (exclusive of brokerage costs, acquired fund fees and expenses, interest, taxes, and extraordinary expenses) on behalf of each class of shares of each Series to the annual rate (as a percentage of the average daily net assets attributable to each such class of each Series) as set forth with respect to such class on Schedule A.

            2. Each Series agrees to repay ("Repayment") the Adviser (i) the amount of fees that, but for Section 1 hereof, would have been payable by each Series to the Adviser on account of the class in question pursuant to the Investment Advisory Agreement and/or (ii) the amount of operating expenses of each Series on account of the class in question that the Adviser paid pursuant to Section 1 hereof (collectively, "Deferred Fees and Expenses"), subject to the limitations provided in this Section 2. Such Repayment shall be made monthly, but only if and to the extent the operating expenses of each Series (exclusive of brokerage costs, interest, taxes, distribution expenses in excess of .25% per year and extraordinary expenses) on account of the class in question after giving effect to such Repayment, is at an annual rate not in excess of that reflected for such class on Schedule A.

            3. The Company's Repayment obligation with respect to any class of each Series' shares shall be applicable for a period of two fiscal years following the fiscal year in which the Adviser has reduced its fees or paid operating expenses of each Series with respect to that class as set forth in Paragraph 1.

            4. The Adviser may by notice in writing to the Company terminate, in whole or in part, its obligation under Section 1 to reduce its fees and bear expenses with respect to any class in any period following the date specified in such notice (or change the percentage specified on Schedule A with respect to any class of shares of each Series), but no such change shall affect the obligation (including the amount of the obligation) of each Series to repay amounts of Deferred Fees and Expenses with respect to periods prior to the date specified in such notice.

            5. Any payment by each Series to the Adviser shall be deemed to be a Repayment to the extent of any reimbursable Deferred Fees and Expenses rather than a payment of a current amount.

            6. If the Company creates any additional series of its stock, this Agreement shall apply solely to each Series as set forth in Schedule A.

            7. This Agreement shall be governed by the Laws of the State of New York.

      IN WITNESS WHEROF, the parties hereto have executed this Agreement as of the date first above written.

                                                 GAMCO GLOBAL SERIES FUNDS, INC.

                                                 By: /S/ AGNES MULLADY
                                                     ---------------------------

                                                 GABELLI FUNDS, LLC

                                                 By: /S/ BRUCE ALPERT
                                                     ---------------------------
                                                 Witness: /S/ KATIE BOCCACCIO
                                                          ----------------------

                                   SCHEDULE A

The Adviser hereby agrees to waive advisory fees and reimburse expenses to the extent necessary to maintain Total Annual Operating Expenses at the following levels:

                                                TOTAL ANNUAL OPERATING EXPENSES
                                          ---------------------------------------------
                FUND                      CLASS AAA  CLASS A  CLASS B  CLASS C  CLASS I
----------------------------------------  ---------  -------  -------  -------  -------
GAMCO Global Convertible Securities Fund    2.00%      2.00%    2.75%    2.75%    1.75%

GAMCO Global Opportunity Fund               2.00%      2.00%    2.75%    2.75%    1.75%

      Effective November 18, 2009